                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    ________

                                   FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             Catalina Lighting, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                    Florida                                 59-1548266
------------------------------------------------    ----------------------------
    (State of Incorporation or Organization)              (I.R.S. Employer
                                                         Identification no.)



     18191 N.W. 68th Avenue, Miami, Florida                     33015
------------------------------------------------    ----------------------------
   (Address of Principal Executive Offices)                   (Zip Code)

If this form relates to the                                         If this form relates to the
registration of a class of securities                               registration of a class of securities
pursuant to Section 12(b) of the                                    pursuant to Section 12(g) of the
Exchange Act and is effective                                       Exchange Act and is effective
pursuant to General Instruction                                     pursuant to General Instruction
A.(c), please check the following                                   A.(d), please check the following
box.   [ ]                                                          box. [X]

Securities Act registration statement file number to which this form relates:
                                                                                         (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:                         Not applicable

Title of Each Class                           Name of Each Exchange on Which
to be so Registered                           Each Class is to be Registered
-------------------                           ------------------------------

Not applicable                                Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Securities to be Registered

         The Company is authorized to issue 20,000,000 shares of Common Stock. As of June 14, 2002, there were 4,285,073 shares of Common Stock outstanding.

         Each share of Common Stock is identical in all respects and entitles its holder to the same rights and privileges enjoyed by all other holders of shares of Common Stock and subjects them to the same qualifications, limitations and restrictions to which all other holders of Common Stock are subject. The Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Holders of Common Stock do not have cumulative voting rights, so that holders of a plurality of the shares of Common Stock present at a meeting at which a quorum is present will be able to elect all of the directors of the Company eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding Common Stock constitute a quorum. Holders of Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Board of Directors out of funds legally available for the declaration of dividends, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding.


         The significant number of authorized but unissued shares could have a potential anti-takeover effect with respect to the Company because we could issue additional shares of Common Stock, up to the total authorized number, thereby diluting the shareholdings and related voting rights of then existing shareholders in proportion to the number of any additional shares issued.

         Pursuant to an agreement executed in July 2001 in connection with transactions with Sun Catalina Holdings, LLC ("Sun Catalina") and SunTrust Banks, Inc. ("SunTrust") and the amendment of our $75 million credit facility, we granted demand and piggyback registration rights to Sun Catalina, SunTrust and members of the senior lender group under our credit facility. We are obligated to pay all expenses associated with the exercise of such registration rights other than underwriting discounts or commissions and the fees and expenses of separate counsel, if any, of such persons incurred in connection with such registrations.

         The Common Stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol "CALI.OB" and has been approved for listing on the Nasdaq SmallCap Market. The Company anticipates that trading of the Common Stock on the Nasdaq SmallCap Market will begin on June 24, 2002, under the symbol "CALA".

         The Transfer Agent and Registrar with respect to the Common Stock is Mellon Investor Services LLC.

Item 2.  Exhibits

1 Registrant's Second Amended and Restated Articles of Incorporation, as amended.

2        Registrant's Amended and Restated Bylaws. (1)

3 Registration Rights Agreement dated as of July 23, 2001 by and among the registrant, Sun Catalina Holdings, LLC, SunTrust Banks, Inc. and SunTrust Bank. (2)

4 Amendment No. 1 to Registration Rights Agreement dated as of June 14, 2002 by and among the registrant, Sun Catalina Holdings, LLC, SunTrust Banks, Inc. and SunTrust Bank. (3)

5 Shareholders Agreement dated as of July 23, 2001 by and among Sun Catalina Holdings, LLC, SunTrust Banks, Inc. and the registrant. (2)

6 Voting Agreement and Irrevocable Proxy dated as of July 23, 2001 by and among Sun Catalina Holdings LLC, the registrant and certain shareholders and option holders of the registrant. (2)

_____________________

(1) Incorporated by reference to exhibit filed with the registrant's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on December 24, 2001.

(2) Incorporated by reference to exhibit filed with the registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 7, 2001.

(3) Incorporated by reference to exhibit filed with the registrant's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 19, 2002.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          CATALINA LIGHTING, INC.

Date:  June 20, 2002                      By:   /s/ Eric Bescoby
                                             -----------------------------------
                                          Name:   Eric Bescoby
                                          Title:  Chief Executive Officer



                                  EXHIBIT INDEX

1 Registrant's Second Amended and Restated Articles of Incorporation, as amended.